As filed with the Securities and Exchange Commission on September 29, 2006

Registration No. 333-134656

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO REGISTRATION STATEMENT

ON FORM S-4

UNDER THE SECURITIES ACT OF 1933

WACHOVIA CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	56-0898180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Wachovia Center Charlotte, North Carolina	28288-0013
(Address of principal executive offices)	(Zip Code)

Golden West Financial Corporation 1996 Stock Option Plan

Golden West Financial Corporation 2005 Stock Incentive Plan

(Full title of the plans)

Ross E. Jeffries, Jr., Esq.

Senior Vice President and Deputy General Counsel

Wachovia Corporation

One Wachovia Center

Charlotte, North Carolina 28288-0630

(Name and address of agent for service)

(704) 374-6611

(Telephone number, including area code, of agent for service)

This Post-Effective Amendment No. 1 covers shares of the Registrant’s $3.33 1/3 par value common stock that were included in the shares of such stock originally registered on the Form S-4 to which this is an amendment. The registration fee in respect to such stock was paid at the time of the original filing of the Registration Statement relating to such stock.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement (except for the portions of those documents not deemed to be filed):

(1)	the Annual Report of Wachovia Corporation (“Wachovia”) on Form 10-K for the year ended December 31, 2005;

(2)	Wachovia’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006;

(3)	Wachovia’s Current Reports on Form 8-K dated January 3, 2006, January 19, 2006, January 30, 2006, January 31, 2006, February 1, 2006, February 24, 2006, April 14, 2006, April 17, 2006, May 8, 2006, May 19, 2006, July 20, 2006, August 2, 2006, and August 22, 2006;

(4)	the information set forth under “Description of Wachovia Capital Stock” in the Joint Proxy Statement/Prospectus dated July 24, 2006, filed with the Securities and Exchange Commission relating to Wachovia’s Registration Statement No. 333-134656; and

(5)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year referred to in (1) above.

In addition, all documents subsequently filed by Wachovia pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for the portions of those documents not deemed to be filed) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he or she is a party because of his or her status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct. However, when a director or officer is liable to the corporation, the corporation may not indemnify him or her. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or by-laws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Wachovia’s by-laws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of his or her status as such, excluding any liability relating to activities which were at the time taken known or believed by such persons to be clearly in conflict with the best interests of Wachovia.

Wachovia’s articles of incorporation provide for the elimination of the personal liability of each director of Wachovia to the fullest extent permitted by the provisions of the North Carolina Business Corporation Act, as the same may from time to time be in effect.

Wachovia maintains directors and officers liability insurance, subject to certain deductible amounts. In general, the policy insures (i) Wachovia’s directors and officers against loss by reason of any of their wrongful acts, and/or (ii) Wachovia against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Item 8.	Exhibits.

Exhibit No.	Description
(2)(a)	Agreement and Plan of Merger, dated as of May 8, 2006, among Wachovia, a wholly-owned subsidiary of Wachovia and Golden West Financial Corporation (included as Appendix A to the joint proxy statement-prospectus contained in this Registration Statement).*

(3)(a)	Wachovia’s Restated Articles of Incorporation (incorporated by reference to Exhibit (3)(a) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).

(3)(b)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2002 Annual Report on Form 10-K).

(3)(c)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(c) to Wachovia’s 2002 Annual Report on Form 10-K).

(3)(d)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 4.1 to Wachovia’s Current Report on Form 8-K dated February 1, 2006).

(3)(e)	Wachovia’s Bylaws, as amended (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).

(4)(a)	Wachovia’s Shareholder Protection Rights Agreement (incorporated by reference to (i) Exhibit (4) to Wachovia’s Current Report on Form 8-K dated December 20, 2000 and (ii) Exhibit (4)(c) to Wachovia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

(5)	Opinion of Ross E. Jeffries, Jr., Esq.*

(23)(a)	Consent of KPMG LLP.

(23)(b)	Consent of Deloitte & Touche LLP.

(23)(c)	Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit (5))*

(24)	Power of Attorney.*

*	Previously filed.

Item 9.	Undertakings.

(a) Rule 415 offering.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for acceleration of effective date of filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-134656 on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 29, 2006.

WACHOVIA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-134656 on Form S-4 has been signed by the following persons in the capacities indicated and on the date indicated.

G. Kennedy Thompson*	Chairman, President and Chief Executive Officer and Director
G. Kennedy Thompson

Thomas J. Wurtz *	Senior Executive Vice President and Chief Financial Officer
Thomas J. Wurtz

David M. Julian*	Executive Vice President and Corporate Controller (Principal Accounting Officer)
David M. Julian

John D. Baker, II*	Director
John D. Baker, II

Robert J. Brown*	Director
Robert J. Brown

Peter C. Browning*	Director
Peter C. Browning

John T. Casteen, III*	Director
John T. Casteen, III

William H. Goodwin, Jr.*	Director
William H. Goodwin, Jr.

Robert A. Ingram*	Director
Robert A. Ingram

Donald M. James*	Director
Donald M. James

Director
Mackey J. McDonald

Joseph Neubauer*	Director
Joseph Neubauer

Ernest S. Rady*	Director
Ernest S. Rady

Van L. Richey*	Director
Van L. Richey

Ruth G. Shaw*	Director
Ruth G. Shaw

Lanty L. Smith*	Director
Lanty L. Smith

John C. Whitaker, Jr.*	Director
John C. Whitaker, Jr.

Dona Davis Young*	Director
Dona Davis Young

*By Ross E. Jeffries, Jr., Attorney-in-Fact

/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.

Date: September 29, 2006

EXHIBIT INDEX

Exhibit No.	Description
(2)(a)	Agreement and Plan of Merger, dated as of May 8, 2006, among Wachovia, a wholly-owned subsidiary of Wachovia and Golden West Financial Corporation (included as Appendix A to the joint proxy statement-prospectus contained in this Registration Statement).*

(3)(a)	Wachovia’s Restated Articles of Incorporation (incorporated by reference to Exhibit (3)(a) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).

(3)(b)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2002 Annual Report on Form 10-K).

(3)(c)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(c) to Wachovia’s 2002 Annual Report on Form 10-K).

(3)(d)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 4.1 to Wachovia’s Current Report on Form 8-K dated February 1, 2006).

(3)(e)	Wachovia’s Bylaws, as amended (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).

(4)(a)	Wachovia’s Shareholder Protection Rights Agreement (incorporated by reference to (i) Exhibit (4) to Wachovia’s Current Report on Form 8-K dated December 20, 2000 and (ii) Exhibit (4)(c) to Wachovia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

(5)	Opinion of Ross E. Jeffries, Jr., Esq.*

(23)(a)	Consent of KPMG LLP.

(23)(b)	Consent of Deloitte & Touche LLP.

(23)(c)	Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit (5))*

(24)	Power of Attorney.*

*	Previously filed.